Exhibit 6(r)

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

LEASE AGREEMENT

THIS LEASE, made and entered into this JANUARY 6, 2016, by and between PARK ROAD OFFICE, LLC, hereinafter referred to as “Landlord” and BEAUTYKIND, LLC, hereinafter referred to as “Tenant”;

In consideration of the mutual agreements of the parties herein, including the rental agreed to be paid by Tenant to Landlord, Landlord leases to Tenant, and Tenant leases from Landlord the following described premises upon the following terms and conditions:

ARTICLE I

BASIC LEASE TERMS AND PROVISIONS AND EXHIBITS

Section 1.1 Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of the Lease):

Building and Address:	4108 Park Road Charlotte, NC 28209

Premises:	SUITE 321 of the Building, on the floor plan attached hereto as Exhibit A

Rentable Area of Premises (“RSF”):	777 square feet

Lease Term:	a period of 12.5 months beginning on the Commencement Date and ending on the Expiration Date

Commencement Date:	MARCH 15, 2016, subject to the terms and conditions set forth herein; Tenant is accepting the Premises in its as-is condition EXCEPT AT LANDLORD’S COST IT SHALL PROFESSIONALLY CLEAN THE CARPETS AND PAINT THE SPACE THROUGHOUT MATCHING THE EXISTING PAINT COLOR

Expiration Date:	MARCH 31, 2017

Base Rent:	amount of monthly installments payable by Tenant to Landlord according to the provisions hereof:

Period
From	To	Monthly Amount
3-15-16	3-31-16	$0.00
4-1-16	3-31-17	$1,050.00

Security Deposit:	$1,050.00

NOTE:	THE FIRST MONTHLY BASE RENT PAYMENT SHALL BE PAID TO LANDLORD IN ADVANCE UPON LEASE EXECUTION.

Landlord Broker:	David Dorsch and Mike Kemmet with Cushman & Wakefield.

Tenant Broker:	ERIC HART AT AVISON YOUNG

EXHIBITS and RIDERS:	The following Exhibits and Riders, are attached to and form a part of this Lease. In the event of a conflict between the terms of the Exhibit or Rider and the terms of this Lease, the terms of the particular Exhibit or Rider shall control:

Exhibit A	Floor Plan of Premises
Exhibit B	Rules and Regulations

Section 1.2. Address of Landlord and Tenant; Notices.

RENTAL, Other Payments and Notices To:	Park Road Office, LLC C/O Cushman & Wakefield 1390 Timberlake Manor Parkway, Suite 230 Chesterfield, MO 63017 Attn: Property Management

with Notices copy to:	Park Road Office, LLC C/O Cushman & Wakefield 550 South Tryon Street, Suite 3400 Charlotte, NC 28202 Attention: David Dorsch Attention: PETER TANNEBERGER

Address of Tenant:	4108 Park Road, Suite 404 Charlotte, NC 28209 Attention: Hil Davis

All moneys due and notices required under this Lease shall be sent to the respective addresses of Landlord and Tenant set forth above, as applicable, and unless otherwise provided, shall be in writing. Notice shall be deemed served (a) if sent by certified mail, return receipt requested, when the return receipt is signed or refused, (b) if sent by recognized national overnight courier, next day delivery, as of the next business day after delivery to such courier, or (c) if in any other manner, upon actual delivery to the party to whom/ which such notice is addressed. Either party may change the address to which money due or notices shall be sent by giving the other party written notice of such change of address.

Section 1.3. Description of Premises. The Premises described in Section 1.1. are located within the building (the “Building”) also described in Section 1.1., which is located on the real property described in Exhibit A (said land and the Building and other improvements thereon being herein called the “Property”), and are shown on the floor plan Exhibit A.

ARTICLE II

LEASED PREMISES

Section 2.1. Tenant’s Acceptance of Property. Tenant shall accept the Premises in “as is” condition, and Landlord shall have no obligation to improve the same and the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises, Building and Property were in satisfactory condition at the time possession was taken.

Section 2.2. Common Areas. Tenant, its employees, agents, and invitees shall have the right, in common with others and subject to the exclusive control and management thereof at all times by Landlord, to the nonexclusive use of such of the areas as are from time to time designated by Landlord as the common areas (the “Common Areas”) of the Property, which shall include to the extent provided, any parking areas, sidewalks, roadways, loading platforms, restrooms, ramps, maintenance and mechanical areas, lobbies, corridors, elevators, stairwells and landscaped areas, and subject to such restrictions on the use thereof as Landlord may reasonably require.

Section 2.3. Quiet Enjoyment. Tenant, upon performing its obligations hereunder, shall hold and enjoy the Premises for the term aforesaid, subject, however, to the terms of this Lease.

ARTICLE III

LEASE TERM

Section 3.1. Term. The term of this Lease (the “Term”) shall commence and end on the Commencement Date and Expiration Date, respectively, set forth in Section 1.1., provided, however, if due to causes beyond Landlord’s reasonable control, including without limitation, the inability of Landlord, despite due diligence, to complete any work that it is obligated to perform in the Premises or to obtain possession of the Premises because of a holdover tenant therein, Landlord is unable to deliver the Premises to Tenant by the Commencement Date, then in such case the Commencement Date shall be deferred until Landlord is able to deliver the Premises to Tenant, and the Expiration Date shall be deferred by the same number of days of such deferral. Tenant shall have no right to enter the Premises prior to the Commencement Date, except only as expressly permitted by Landlord; provided that such entry shall not interfere with any work being done by or on behalf of Landlord therein, and Tenant shall indemnify Landlord and hold Landlord harmless against any claim, loss or liability arising from such entry, including without limitation, any claim, loss or liability for bodily injury, including death, and/or property damage.

Section 3.2. Holding Over. If Tenant continues to occupy the Premises after the last day of the Term, or any extension thereof, and if Landlord elects to accept rent, a monthly tenancy terminable at will by either party on not less than 7 days notice shall be created which shall be on the same conditions as those herein specified, except that Tenant shall pay 150% of the monthly rent paid for the last full month of the Term, or extension thereof, as applicable, for each month or partial month during which Tenant retains possession of the Premises after such expiration or termination date, and Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession, provided, however, that the provisions of this section shall not constitute a waiver by Landlord of any reentry rights available under this Lease or in law or equity.

ARTICLE IV

BASE RENT AND ADJUSTMENTS

Section 4.1. Base Rent. The Tenant agrees to pay to Landlord on the first day of each month, in advance, without setoff or demand, during the term of this Lease, the Base Rent set forth in Section 1.1. If the term of this Lease does not begin on the first day or end on the last day of a calendar month, the Base Rent for that partial month at the beginning and/or end of the Term, as applicable, shall be prorated.

Section 4.2. Late Payment. If Base Rent or any other payment due hereunder from Tenant to Landlord remains unpaid 5 days after said payment is due, the amount of such unpaid rent or other payment shall be increased by a late charge equal to 10% of the amount of the delinquent rent or other payment. The parties hereto agreeing that such late charge shall not be deemed to be a penalty, it being understood that late payments by Tenant shall result in additional expense to Landlord. In addition, past due Monthly Base Rent and any other sum due hereunder that is past due shall bear interest at the rate of 15% per annum (or if less, the highest rate permitted by law) beginning on the 31st day after said Monthly Base Rent or other payment is due until the past due monetary obligation is paid. If rent or any other sum due Landlord by Tenant hereunder is collected by or through an attorney at law, Tenant agrees to pay Landlord’s reasonable attorneys’ fees incurred with respect thereto. Nothing herein, however, shall relieve Tenant of the obligation to pay rent or any other payment on or before the date on which any such payment is due, nor in any way limit Landlord’s remedies under this Lease or at law or in equity in the event said rent or other payment is unpaid after it is due.

Section 4.3. Application of Payments Received from Tenant. Landlord, acting in its sole discretion, shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligation of Tenant to Landlord under this Lease regardless of the instructions of Tenant as to application of any sum, whether endorsed upon Tenant’s check or otherwise, and the acceptance by Landlord of a check or checks drawn by anyone other than Tenant shall in no way affect Tenant’s liability hereunder nor be deemed an approval of any assignment of this Lease by Tenant.

Section 4.4. Security Deposit. Tenant shall deposit with Landlord upon execution and delivery of this Lease by Tenant to Landlord, the security deposit set forth in Section 1.1., to be held as collateral security for the payment of rentals and other sums of money owed by Tenant to Landlord hereunder, and for the performance by Tenant of its obligations hereunder. If during the Term any such rental or other payment shall become overdue and unpaid, then Landlord may, at its option, appropriate and apply any portion of said deposit to the payment of any such overdue rent or other payment, or, if Tenant fails to perform any of its other obligations hereunder, then Landlord, at its sole option, may appropriate and apply said entire deposit, or so much thereof as may be necessary, to make such payment or compensate Landlord for the loss or damage sustained by Landlord as a result of Tenant’s default. Should any portion of the deposit, be appropriated and applied as provided above, then, upon the written demand of Landlord, Tenant shall forthwith remit to Landlord a sufficient amount in cash to restore said security deposit to the original sum deposited, and Tenant’s failure to do so within 10 days after receipt of such demand shall constitute a breach of this Lease. The Security Deposit shall be returned to Tenant at the end of the term of this Lease provided Tenant shall have made all such payments and performed all such covenants and agreements. Landlord’s obligation with respect to the security deposit are those of a debtor and not a trustee, and any interest earned on said security deposit shall be the property of Landlord.

ARTICLE V

UTILITIES, SERVICES AND MAINTENANCE

Section 5.1. Landlord’s Services and Maintenance. Landlord shall provide at its expense the following services in a manner reasonably consistent with the standard of other suburban office buildings comparable to the Building in the area within which the Building is located:

(i)	Heating, ventilation, and air conditioning (HVAC) for the Premises during business hours, as hereinafter defined, to maintain temperatures for normal office use and occupancy;

(ii)	Automatic passenger elevator(s) providing service to the floor on which the Premises are located;

(iii)	Janitorial services to the Premises for normal office use;

(iv)	Hot and cold water sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Building;

(v)	Electricity to the Premises during business hours in reasonable amounts necessary for normal office use, lighting, and HVAC;

(vi)	Replacement of Building Standard lighting tubes, lamp ballasts, and bulbs for 2 x 2 or 2 x 4 fluorescent fixtures only;

(vii)	Window washing in the Premises, inside and outside, at reasonable intervals;

(viii)	Extermination and pest control when necessary; and

(ix)	Maintenance of the Common Areas.

Section 5.2. Business Hours. In Section 5.1., business hours means:

(i)	Monday through Friday, 8:30 a.m. through 5:30 p.m.

(ii)	Excludes the following holidays or the days on which the holidays are designated for observance: New Year’s Day, Memorial Day, July Fourth, Labor Day, Thanksgiving Day, and Christmas Day, and any other recognized national holiday generally observed by other suburban office buildings in the area of, and comparable to, the Building.

Section 5.3. Twenty-Four Hour Access. Tenant and Tenant’s employees, agents, and subtenants shall have access to the Premises and the Parking Areas 24 hours per day, 7 days per week, subject to Landlord’s reasonable security requirements for after-business-hours-access. Such requirements may include, but not be limited to, the exhibition of suitable identification and/or use of a particular entrance and/or exit with an access card, combination lock, or other security device. Notwithstanding the foregoing, Landlord shall have the right to close the Building and deny access to any person otherwise entitled thereto in the event of an emergency or other situation which threatens a danger to persons or property.

Section 5.4. Extra Services. Whenever Landlord knows that Tenant is using extra services because of either non-business-hours use or high electricity installations, or if Tenant uses any Landlord-provided services in excess of that required for normal and customary office use, Tenant shall pay to Landlord the reasonable cost of such extra use within 30 days of receipt of an invoice for the same from Landlord. HVAC required by Tenant during non-business hours shall be supplied upon reasonable advance verbal notice to, and the reasonable approval of, Landlord, and Tenant shall pay the cost incurred by Landlord in providing such non-business hours HVAC. The current charge for after business hours HVAC is $35.00 per hour, but such charge is subject to increase based on increased costs incurred by Landlord in providing the same. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery, other than typewriters, personal computers, adding machines, reproduction machines, and other machinery and equipment normally used in offices, unless Tenant receives Landlord’s advance written consent. Landlord shall not unreasonably withhold or delay its consent, but Landlord may require payment for the extra use of electricity caused by operating this equipment or machinery. Landlord is not obligated to provide any services other than those listed in Section 5.1. above, but at Tenant’s request, such other services may be provided by Landlord, in Landlord’s sole discretion, provided the cost of such services is paid by Tenant. Tenant’s failure to pay the charges required by this Section within 30 days after receiving an invoice for the same shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Base Rent, or any other charges due under the Lease, and the right to terminate any such services.

Section 5.5. Interruption of Services. Landlord does not warrant that any services Landlord supplies will not be interrupted, including without limitation interruptions due to accidents, storms, Acts of God, repairs, alterations, improvements, labor troubles, or any other reason beyond the reasonable control of Landlord, and any interruption shall not: (i) be considered an eviction or disturbance of Tenant’s use and possession of the Premises; (ii) make Landlord liable to Tenant for damages; (iii) abate Base Rent, or any other charge under this Lease; or (iv) relieve Tenant from performing Tenant’s Lease obligations.

Section 5.6. Tenant’s Services and Maintenance. Tenant shall make arrangements directly with a prominent and recognized telecommunications service provider serving the Building for all telephone and internet service required by Tenant in the Premises and shall pay for all telephone and internet service used or consumed in the Premises. Further, Tenant shall be responsible for the maintenance, repair or replacement of any systems which are located within the Premises and are supplemental or special to the Building’s standard systems, whether installed pursuant to a work letter or otherwise, and for any lamps, whether fluorescent or incandescent, for any special or non-Building standard lighting fixtures, for floor and wall coverings in the Premises, and for all other services, maintenance and repairs not specifically delegated to Landlord hereunder which are required to keep the interior of the Premises in good condition and repair or are required by Tenant to conduct business in the Premises, provided, however, Tenant must obtain Landlord’s prior written consent before obtaining or contracting for any service not specifically provided for in this Lease. If heat generating machines or equipment, other then customary office equipment, are used in the Premises by Tenant which affect the temperature otherwise maintained by the Building heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in or for the Premises and the cost of the units, and the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within 30 days of demand by Landlord.

ARTICLE VI

ALTERATIONS, REPAIRS AND MAINTENANCE

Section 6.1. Alterations. Tenant shall make no alterations, additions or improvements (collectively “Improvements”) to the Premises, whether before or during the Term, without the prior written consent of Landlord, and all such Improvements, including without limitation, subdividing partitions, walls and railings of whatever type, material or height, shall, when made, become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof at the end of the Term, unless at the end of the Term, with regard to Improvements made to the Premises during the Term, Landlord shall notify Tenant to remove same, in which latter event Tenant shall do so. Tenant shall not core drill or in any other manner attempt to penetrate or penetrate the floors of the Building without the prior consent of Landlord, which Landlord may withhold in its sole discretion. All Improvements shall be constructed in a diligent, good and workmanlike manner, using at a minimum finishes which are determined by Landlord (“Building Standard”) according to plans and specifications and using only contractors and subcontractors approved by Landlord in advance, and in compliance with all applicable legal requirements, including without limitation, the procurement of a building permit. At Landlord’s request, Tenant shall obtain a Builders’ Risk Insurance Policy covering the Improvements in such amount as is reasonably requested by Landlord, naming Landlord as an additional insured and providing that it will not be canceled without giving Landlord at least 15 days prior written notice thereof, and upon completion of such Improvements, Tenant shall furnish Landlord with a complete set of as-built plans and specifications for the same. Tenant has no authority to allow, will not permit, and will indemnify Landlord and hold it harmless from, any contractors’, laborers’, mechanics’, or materialmen’s liens, or any other similar liens filed against the Premises or Building or Property in connection with any Improvements. Also, with respect to any alterations, additions or improvements to the Premises made by Tenant, if Tenant requests, or if Landlord requires, the involvement of or work by Landlord, Tenant shall pay to Landlord the reasonable cost thereof, to be paid within 10 days of receipt of invoice for the same.

Section 6.2. Right of Entry. Landlord shall have the right to enter and grant licenses to enter the Premises at any time upon reasonable advance verbal notice (except in emergencies and normal and customary janitorial and maintenance services when no notice is required) (i) to examine the Premises, (ii) to make alterations and repairs to the Premises or to the Building (including the right, during the progress of such alterations or repairs, to store within the Premises necessary materials, tools and equipment), and (iii) to exhibit the Premises to prospective purchasers or tenants, and that no such entry shall render the Landlord liable to any claim or cause of action for loss of or damage to the property of the Tenant by reason thereof, nor in any manner affect the agreements in this Lease.

Section 6.3. Tenant’s Care of Premises. Tenant shall (i) keep the Premises and fixtures therein in good order and repair, including without limitation, maintenance, repair and replacement, if necessary, or doors (exterior and interior), interior plate glass and interior window glass, and wall and floor coverings, effecting all such maintenance, repairs and replacements at its own expense, employing materials and labor of a kind and quality equal to the original installations; (ii) make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance or the insurance Landlord is required to carry under Section 8.1., whichever is greater; (iii) repair and replace special equipment or decorative treatments above Building Standard installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or negligence, and are not covered by Tenant’s insurance or the insurance Tenant is required to carry under Sections 8.2. and 8.6., whichever is greater, and (iv) not commit waste. If Tenant fails to maintain, repair or replace such equipment or other installations in or about the Premises as above provided within a reasonable time after written request from Landlord to do so, then Landlord may, but is not required to, accomplish the required work and Tenant shall pay the cost thereof to Landlord within ten (10) days of receipt of invoice for the same.

Section 6.4. Landlord’s Repairs. Subject to Tenant’s obligations in Section 6.3. above, Landlord shall maintain the structural portions of the Building and the Common Areas in a condition reasonably consistent with other suburban office buildings comparable to the Building in the area in which the Building is located, including the roof, foundation, exterior walls, interior structural walls, structural components, mechanical, electrical, HVAC, and plumbing system, parking areas, and sidewalks, except as otherwise provided in this Lease.

Section 6.5. Time for Repairs. Repairs or replacements required under Sections 6.3. and 6.4. shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice of the need for a repair or replacement.

Section 6.6. Surrendering the Premises. Tenant shall schedule its move date, in writing, with Landlord in advance of the Expiration Date or the date the last extension term, if any, ends, whichever is later and surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for: (i) ordinary wear and tear; (ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under Sections 5.6., 6.1., or 6.3.; (iii) condemnation; and (iv) permitted Improvements unless Landlord requires their removal under Section 6.1. On surrender, Tenant shall remove from the Premises its personal property, trade fixtures, any Improvements required to be removed under Section 6.1., and any communications or computer wiring placed in the Premises or other parts of the Building by Tenant, and repair any damage to the Premises or Building caused by such removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their removal and disposal, minus any revenues received by Landlord for their disposal.

ARTICLE VII

USE AND COVENANTS

Section 7.1. Use and Occupancy. Tenant shall use the Premises for general office purposes only, and shall make no unlawful use of the Premises, and shall not place or affix any sign, name, legend, notice or advertisement of any kind on any part of the Building or Property without the prior written approval of Landlord, which Landlord may withhold in its sole discretion.

Section 7.2. Signage. At Landlord’s cost, it shall place Tenant’s name on a line in the first floor lobby directory, and at Tenant’s entry door to the Premises in a manner prescribed by Landlord and consistent with Building standard.

Section 7.3. Building Rules and Regulations. Tenant shall obey and require its employees, agents and invitees to obey the Building Rules and Regulations attached hereto as Exhibit B and to such further rules and regulations as the Landlord may hereafter make or adopt for the Building or Property. Landlord may waive or modify any of such rules in the case of any one or more tenants. Tenant, and its employees, agents and invitees shall be required by Tenant to comply with the Parking Rules and Regulations attached hereto in the building’s Rules and Regulations as Exhibit B together with all modifications thereto which Landlord may hereafter make, and to use the parking areas (the “Parking Areas”), provided by Landlord for the Building, only in a manner which is compatible with the day-to-day general use of the Building and Property and by other tenants in the Building. Landlord shall have the right to tow vehicles of Tenant and Tenant’s employees, agents, visitors and invitees that are parked in violation of the Rules and Regulations. Landlord reserves the right from time to time without notice to Tenant to (i) change the location or configuration of the Parking Areas; (ii) change the number of parking spaces located within the Parking Areas; (iii) install systems to control and monitor parking in the Parking Areas, including without limitation, a parking gate and identification card system; (iv) utilize parking guards or attendants to supervise and control parking within the Parking Areas; (v) make repairs, alterations, and improvements to the Parking Areas; (vi) modify the parking rules; and (vii) enforce the parking rules by appropriate legal action, including without limitation, towing of vehicles parked in violation of the Rules and Regulations..

Section 7.4. Hazardous Substances. Tenant shall not use, store, generate or dispose of any Hazardous Substances (as defined below), or permit the same, in, on, above or below any part of the Premises, Building or Property, except only reasonable quantities of normal and customary office supplies used in compliance with applicable laws, which Tenant shall remove at the end of the term, or earlier if they pose a danger to persons or property. Tenant shall indemnify and hold Landlord harmless from all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in the value of the Premises, Building, or Property, due to loss or restriction of rentable or usable space, any damages due to adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorney’s fees, consultant and expert fees) arising during or after the Term as a result of a breach of this section by Tenant or as a result of the use, storage, generation or disposal of Hazardous Substances by Tenant, or Tenant’s employees, agents or invitees in, on, above, or below any part of the Premises, Building or Property, whether permitted under this section or not. “Hazardous Substance” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any governmental body having jurisdiction over the same, and includes any and all materials or substances which are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local law. “Hazardous Substance” includes, but is not restricted to, asbestos, polychlorobiphenyls (“PCB’s”) and petroleum.

ARTICLE VIII

INSURANCE AND INDEMNITY

Section 8.1. Landlord’s Insurance. Landlord shall keep the Building insured against damage and destruction by fire and such other perils as Landlord in Landlord’s sole discretion shall determine, in the amount of at least 80% of the replacement value of the Building. Landlord shall also maintain commercial general liability insurance with respect to the Common Areas, covering bodily injury, including death, and property damage in the amount of at least $1,000,000.00 per occurrence, combined single limit, and annual aggregate limit. Landlord is not obligated to insure fixtures or other property of Tenant.

Section 8.2. Tenant’s Insurance. Tenant shall keep in force, during the term of this Lease, or any renewal or extension thereof, workers compensation insurance as required by law, and commercial general liability insurance, with respect to the Premises, Building and Property, covering bodily injury, including death, and property damage, with such limits as may be reasonably requested by Landlord, but with minimum limits not less than $1,000,000.00 per occurrence, combined single limit, and annual aggregate limit, with a contractual liability endorsement, which liability insurance shall name Landlord and Landlord’s agent as an additional insured and provide that it shall not be canceled for any reason unless Landlord is given 15 days notice in writing by the insurance company. Tenant shall deposit with Landlord satisfactory evidence of the above coverages prior to occupancy of the Premises, and thereafter prior to expiration of any such coverages.

Section 8.3. Insurance Criteria. Insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state of North Carolina with general policyholder’s ratings of at least A- and the financial rating of at least XI in the most current Best’s Insurance Reports available on the Commencement Date. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration; (ii) be primary policies - not as contributing with, or in excess of, the coverage that the other party may carry; (iii) be permitted to be carried through a “blanket policy” or “umbrella” coverage; (iv) be maintained during the entire Term and any extension Terms; and (v) with regard to Tenant’s insurance only, have deductibles no greater than $1,000.00.

Section 8.4. Increase in Insurance Premium. If Tenant uses the Premises in any manner which causes the premium rate for any kind of insurance maintained by Landlord on the Building or Property to be raised, Tenant shall pay on demand the amount of the increase in such premium and, at the request of Landlord, remedy the condition which caused the increase in premium.

Section 8.5. Tenant’s Indemnity. The Tenant agrees to indemnify, and hold harmless, the Landlord and the agents and employees of the Landlord, from any claims or demands by or on behalf of any person, firm, corporation or other entity or party and any liability, loss, damage or expense, including reasonable attorneys’ fees, suffered or incurred by Landlord, or Landlord’s agents and employees, arising by reason of injury to any person, including death, or damage to property, occurring in, on, or about the Premises, Building or Property, occasioned in whole or in part by any act or omission on the part of the Tenant or any employee (whether or not acting within the scope of employment), agent, invitee, visitor, contractor, subcontractor, assignee or tenant of the Tenant, or by reason of nonperformance of any covenant in this Lease on the part of the Tenant, except, however, to the extent that such claims result from the acts or omissions of Landlord, or Landlord’s employees, agents, or invitees (provided, however, tenants of the Building (including Tenant), and their agents, employees, invitees, contractors, and visitors shall not be considered Landlord’s invitees for the purpose of this Section), or to the extent such claims result from the nonperformance of any covenant in this Lease on the part of Landlord. Tenant agrees to pay for all damage to any part of the Building or Property, as well as damage to tenants or occupants thereof, caused by Tenant’s misuse or neglect of said Premises, its apparatus or appurtenances. Landlord shall not be liable to Tenant for any damage by or from any act or omission of any other tenant or occupant of the Building or by any owner or occupant of adjoining or contiguous property.

Section 8.6. Tenant’s Personal Property. Tenant shall insure its personal property, trade fixtures, and non-Building Standard improvements in the Premises and Building with “all risks” insurance in an amount to cover the full replacement cost of the same, and all personal property, trade fixtures and non Building Standard improvements in the Premises, including that of Tenant, and Tenant’s employees, agents, invitees and visitors, shall remain therein at Tenant’s sole risk, and Landlord shall not be liable for any damage to, or loss of such personal property, trade fixtures or non-Building Standard improvements arising from fire or the leaking of the roof, or from the bursting, leaking, or overflowing of water, sewer or steam pipes or from any other cause whatsoever, and Tenant shall indemnify and hold Landlord harmless in all such cases. Also, Tenant shall be responsible for and shall pay for the cost of repair of any water damage to the Building or Property or any part thereof, as well as to any other property of Landlord or any other tenant, caused by the malfunction, leaking or misuse of any of water using equipment in or serving the Premises, and Landlord shall not be responsible therefore, whether such damage is covered by Landlord’s or such other tenant’s insurance or not.

Section 8.7. Waiver of Subrogation. Each party waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to Injured Party’s property located within or constituting a part or all of the Building. This waiver applies to the extent the loss or damage is covered by the Injured Party’s insurance or the insurance the Injured Party is required to carry under Article VIII, whichever is greater. The waiver also applies to each party’s directors, officers, employees, members, partners, shareholders, and agents. The waiver does not apply to claims caused by a party’s willful misconduct. Each party shall cause its property and general liability insurance to contain a standard waiver of subrogation endorsement or provisions providing for such waiver of subrogation. If despite a party’s best efforts it cannot find an insurance company meeting the criteria in Section 8.3. that will give the waiver of subrogation endorsement or provisions at reasonable commercial rates, then it shall give notice to the other party, and unless the parties otherwise agree as provided below, then both parties shall be released from their obligation to obtain the waiver and the waiver of claims provided for hereinabove. If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver and the waiver of claims provided for hereinabove.

ARTICLE IX

DAMAGES TO PREMISES

Section 9.1. Definition. “Relevant Space” means: (i) the Premises as defined in Article II, excluding Tenant’s non-Building Standard fixtures; (ii) access to the Premises; and (iii) any part of the Building that provides essential services to the Premises.

Section 9.2. Repair of Damage. If the Relevant Space is damaged by fire, storm, flood, earthquake or other insured casualty and can be substantially repaired and restored within one hundred eighty (180) days from the date of the damage using standard working methods and procedures, Landlord shall use reasonable efforts to repair and restore the Relevant Space to its previous condition, provided, however, if the Relevant Space cannot be repaired and restored within the one hundred eighty (180) day period, then either party may, within 10 days after determining that the repairs and restoration cannot be made within 180 days, cancel the Lease by giving notice to the other party, provided further, however, Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage. Notwithstanding the foregoing, Tenant shall reimburse Landlord for the cost of repairing and restoring the Building or Property or any part thereof, to the extent that any water damage is due to the malfunction, leaking or misuse of any Tenant personal property, equipment, or non-Building Standard Improvements, including, without limitation, refrigerators, fish tanks, icemakers, water fountains and water coolers.

Section 9.3. Abatement. Unless the damage is caused by Tenant’s willful misconduct, the Base Rent and other rentals hereunder shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business, considering the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services, and shall continue until repairs and restoration to the Relevant Space are completed, provided that in the event of a full abatement of rent, the Term shall be extended automatically for a period equal to the period of such full abatement.

Section 9.4. Tenant’s Property. Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment, or other personal property, or any Tenant improvements unless, in the case of Tenant improvements only, such Tenant improvements are considered a part of the Building and covered under Landlord’s property and casualty insurance policy.

Section 9.5. Landlord’s Right to Cancel. If with regard to damage to the Relevant Space: (i) more than forty percent (40%) of the Building is damaged; (ii) any secured lender of the Landlord and Building shall not allow adequate insurance proceeds for repair and restoration; (iii) the damage is not covered by Landlord’s insurance; or (iv) the Lease is in the last 12 months of the Term; then Landlord may cancel this Lease by giving notice to Tenant within 30 days after Landlord knows of the event which gives Landlord the right to cancel, which notice shall specify the cancellation date, which shall be at least 30 but not more than 60 days after the date notice is given.

Section 9.6. Cancellation. if either party cancels this Lease as permitted by this Article, Base Rent, and any other rentals hereunder shall be payable up to the cancellation date and account for any abatement.

ARTICLE X

EMINENT DOMAIN

Section 10.1. Right to Terminate. If any part of the Premises is taken by right of eminent domain or private purchase in lieu thereof, then either party hereto shall have the right to terminate this Lease effective on the date physical possession is taken by the condemning authority or private purchaser, by written notice to the other party prior to or within 10 days after said effective date provided, however, if the Lease is not terminated, the rental specified herein shall be reduced during the unexpired Term in proportion to the area of the Premises so taken and shall be effective on the date physical possession is taken by the condemning authority or private purchaser.

Section 10.2. Compensation. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) whether for the whole or a part of the Premises, shall be the property of Landlord whether such award is compensation for damages to Landlord’s or Tenant’s interest, provided Landlord shall have no interest in any award made to Tenant for loss of business, moving expenses, or for the taking of Tenant’s fixtures and other tangible personal property within the Premises, if a separate award for such items is made to Tenant.

ARTICLE XI

DEFAULT AND WAIVER

Section 11.1. Tenant’s Default. Tenant shall be in default under this Lease if:

(i)	Tenant fails to pay Monthly Base Rent or any other sum due hereunder by the due date;

(ii)	Tenant fails to perform any non-monetary Tenant obligation within a period of 10 days after Tenant receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision, provided, however, that such cure period shall not apply to emergencies or the failure to maintain the insurance required by Section 8.2;

(iii)	Tenant abandons or vacates the Premises; or

(iv)	Tenant fails to vacate or stay any of the following within 10 days after they occur:

A.	a petition in bankruptcy is filed by or against Tenant;

B.	Tenant is adjudicated as bankrupt or insolvent;

C.	a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or

D.	Tenant makes an assignment for the benefit of creditors.

Section 11.2. Landlord’s Remedies.

(i)	Upon Tenant’s default, Landlord shall have all remedies provided in this Lease, as well as in law or equity, including, without limitation the right to:

A.	Terminate the Lease at once, including any interest of Tenant hereunder, and immediately re-enter and take possession of the Premises by any lawful means. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including but not limited to, the cost of recovering possession of the Premises; expense of reletting, including necessary renovation and alteration of the Premises; reasonable attorney’s fees; and that portion of any leasing commissions paid by Landlord and applicable to the unexpired term of this Lease. Unpaid installments of rent or other sums shall bear interest from the date due at the maximum legal rate; or

B.	Re-enter and take possession of the Premises by legal proceedings or otherwise without terminating this Lease, and re-let the Premises in whole or part at such rental rate and upon such terms and conditions to such tenant or tenants as Landlord may deem proper and for a longer or shorter period than the balance of this Lease. No re-entry or re-letting of the Premises shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant. Landlord shall receive all proceeds and rents accruing from such re-letting of the Premises. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises; expense of reletting, including necessary renovation and alteration of the Premises; reasonable attorney’s fees; and that portion of any leasing commissions paid by Landlord and applicable to the unexpired term of this Lease. Unpaid installments of rent or other sums shall bear interest from the date due at the maximum legal rate.

(ii)	Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance of surrender or a surrender of the Premises by Tenant, unless such surrender is agreed to in writing by Landlord.

(iii)	In the event of an elected termination by Landlord, whether before or after re-entry, Landlord may recover from Tenant damages, including the costs of recovering the Premises, and Tenant shall remain liable to Landlord for the total rental (which may at Landlord’s election be accelerated to be due and payable in full as of the default and recoverable as damages in a lump sum) as would have been payable by Tenant hereunder for the remainder of the term less the rentals actually received from any re-letting or, at Landlord’s election, less the reasonable value of the Premises for the remainder of the term.

(iv)	Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the term ended due to Tenant’s default:

A.        reasonable broker’s fees incurred by Landlord for reletting part or all of the Premises prorated for the part of the reletting term ending concurrently with the scheduled term of this Lease;

B.        the cost of removing and storing Tenant’s property;

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C.        the cost of repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new tenant; and

D.         other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

(v)	Landlord may sue and take any other action provided by law to collect the amounts due hereunder at any time, and from time to time without waiving its rights to sue for and collect further amounts due from Tenant hereunder.

(vi)	In the event of a default or breach by Tenant, Landlord shall have no duty to mitigate Landlord’s damages.

Section 11.3.      Partial Payment. In the event Landlord brings a summary ejectment or other legal proceeding against Tenant based on Tenant’s default hereunder, Landlord may accept less than full payment of any monetary obligations then owing by Tenant to Landlord during the pendency of such proceeding without waiving its rights to prosecute it’s claim to completion, and Tenant acknowledges and agrees that Landlord may continue its proceeding notwithstanding such partial payment by Tenant, and Tenant waives any legal or equitable defenses to Landlord’s continued prosecution of its claim, except only if Landlord agrees in writing to suspend the prosecution of its claim for a time certain, in which case if Tenant fails to pay its monetary obligations in full within such time certain, Landlord may thereupon continue the prosecution of its claim.

Section 11.4.      Waiver. The waiver of the breach of any agreement herein by either party in any one instance shall not be deemed to be a waiver of such agreement or any subsequent breach of the same or any other agreement herein contained, and the acceptance of rent hereunder by Landlord subsequent to the breach of this Lease by Tenant shall not be deemed to be a waiver of such breach.

Section 11.5.       Landlord’s Default. Landlord shall not be in default for failure to perform any of its Lease obligations until after a period of 30 days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant, in writing and giving in reasonable detail the nature and extent of the failure and identifying the Lease provision(s) containing the obligation(s),

Section 11.6.      Survival. The remedies provided in this Article XI and any other provisions of this Lease which by their nature would require the survival of the ending of this Lease, shall survive the ending of this Lease.

ARTICLE XII

ASSIGNMENT AND SUBLETTING

Section 12.1.      Consent Required. Tenant shall not transfer, mortgage, grant a security interest in, encumber, or assign this Lease, or any interest therein, or sublease all or part of the Premises, without Landlord’s advance written consent, which in the case of an assignment or sublease, shall not be unreasonably withheld or delayed, provided, however, Landlord may withhold its consent to the granting of a security interest in, or mortgaging of, Tenant’s leasehold estate, or any interest therein, in Landlord’s sole discretion. On sublease and assignment, Tenant will be responsible for any and all costs that Landlord incurs on behalf of Tenant in its review and/or approval of such sublease or assignment, including, but not limited to, attorney’s fees. The Landlord’s consent, with regard to subleases and assignments, shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; (iii) the proposed use violates an exclusive use granted to a prior tenant.

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Section 12.2.      Conditions. Subleases and Assignments by Tenant are also subject to: (i) the terms of this Lease; (ii) the Term shall not extend beyond the Term; (iii) Tenant is not released and shall remain liable for all Lease obligations; (iv) 50% of the consideration (Excess Consideration) received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord shall also be paid to Landlord, within 10 days of receipt of same. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the detailed statement.

ARTICLE XIII

SUBORDINATION

Section 13.1.      Subordination. This Lease, and Tenant’s rights hereunder, shall at all times be subordinate to all mortgages and deeds of trust now existing or hereafter placed on the Building or Property, provided, however, Tenant will not be disturbed in the use or enjoyment of the Premises so long as it is not in default hereunder, and this Lease shall remain in full force and effect, notwithstanding any default or foreclosure under any such mortgage or deed of trust, and Tenant will attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and the successor or assign of any of them, and to the purchaser or assignee under any foreclosure, provided further, however, any secured lender of Landlord holding a mortgage or deed of trust on, or security interest in, the Building or Property, may in its sole discretion, subordinate its interest to Tenant’s interest in this Lease by written notice of such subordination to Tenant.

Section 13.2.      Execution of Instruments. Within 10 calendar days of a request by Landlord, Tenant will execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments, including, but not limited to, such subordination, attornment and nondisturbance agreements, or estoppel letters, as may be required by any mortgagee in a mortgage or beneficiary in any deed of trust, on the Building or Property, or other secured lender, to give effect to the provisions of Section 13.1. above or requested by Landlord in connection with a sale or mortgage of the Building or Property and shall execute and deliver to Landlord such amendments to this Lease as may be required by such proposed mortgagee, beneficiary, or other secured lender, on the Building or Property, provided, however, that such amendments do not materially increase the obligations and duties of Tenant hereunder. Tenant will also require any subtenant of Tenant to execute any of the foregoing instruments if requested to do so by Landlord or any lender of Landlord.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1.     Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Building or Property, or the owner of any lease of the Building or Property, so that in the event of any sale of said Building or Property, or of said lease, or in the event of a lease of said Building or Property, the transferring landlord shall be entirely freed and relieved of all obligations of Landlord hereunder, and it shall be deemed without further agreement between the parties or their successors in interest or between the parties and the transferee, purchaser or lessee at any such sale or lease of the Building or Property, that the transferee, purchaser or lessee of the Building or Property has assumed all obligations of Landlord hereunder, and Landlord’s assignment, sale or transfer of the Lease or of any of its rights herein shall in no manner affect Tenant’s obligations hereunder, and Tenant shall thereafter attorn to such assignee, transferee, purchaser or lessee, as Landlord. Any security given by Tenant to Landlord to secure performance of Tenant’s obligations hereunder may be transferred by Landlord to the successor in interest to Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto.

Section 14.2.      Landlord’s Limited Liability. Notwithstanding any other provision in this Lease to the contrary, the liability of Landlord shall be limited to the equity of Landlord in the Property in the event of a failure by Landlord to perform any of the terms, covenants, conditions or agreements of this Lease to be performed by Landlord, and Tenant agrees that any judgment it may obtain against Landlord, or Landlord’s general partners, if any, as a result of the breach of this Lease as aforesaid, shall be enforceable solely against the Landlord’s equity interest in the Property.

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Section 14.3.       Landlord Not Partner. It is agreed that Landlord is not a partner, joint venturer or associate of Tenant in the conduct of Tenant’s business, that the provisions of this Lease with respect to the payment by Tenant of rent are not sharing of profits, that the relationship between the parties is and shall remain at all times that of landlord and tenant, and that no provision of this Lease shall be construed to impose upon the parties hereto any obligation or restriction not expressly set forth herein.

Section 14.4.      Recording. The recording of this Lease is prohibited, provided, however, at the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating the term of this Lease, its Commencement and Termination Dates, and any other information the parties agree to include.

Section 14.5.      Additional Instruments. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, term, condition or assurance in this Lease whenever occasion shall arise and reasonable request for any such instrument shall be made.

Section 14.6.      Lease Not An Offer. Landlord has given this Lease to Tenant for review, which does not constitute an offer to lease and shall not be binding unless signed by both parties.

Section 14.7.      Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require.

Section 14.8.       Entire Agreement, Amendment and Modification. This Lease embodies the full agreement of the parties and supersedes all prior understandings concerning the subject matter of this Lease, and any amendment or modification must be in writing and signed by both parties.

Section 14.10.    Controlling Law. This Lease shall be construed and enforced in accordance with the law of the State of North Carolina.

Section 14.11.    Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties hereto, their assigns, administrators, successors, estates, heirs and legatees respectively, except as herein provided to the contrary.

Section 14.12.    Partial Invalidity. In the event that any provision of this lease shall be determined to be invalid or unenforceable, the remaining provisions of this Lease which can be separated from the invalid, unenforceable provision shall continue in full force and effect.

Section 14.13.   Relocation. In the event the Premises contains less than 50% of the total area of the floor on which it is located, Landlord, upon 30 days prior written notice to Tenant, shall have the right to relocate the Tenant to another reasonably comparable location within the Building, in which case, Landlord will pay all actual costs of the relocation.

Section 14.15.    Time of Essence. Except as otherwise provided in this Lease, time is of the essence in the performance of the provisions of this Lease.

Section 14.16.    Warranties. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease other than the Landlord Broker and Tenant Broker as named previously in this Leas and agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

Section 14.17.   Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary, and each person signing this Lease certifies that he or she is authorized by the party on whose behalf such person is signing and that no further authorization or signatures are required for such person’s signature to bind such party hereunder.

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Section 14.18.   Estoppel Certificates. Tenant shall execute, acknowledge and deliver to Landlord, from time to time during the term of this Lease within 10 days after Landlord provides Tenant with written notice to do so, an estoppel certificate certifying in writing that the Lease is in full force and effect, unmodified, or modified solely as set forth in such estoppel certificate including confirmation of the Commencement Date and the Termination Date, the date or dates to which rent has been paid and that Landlord has, as of the date of such estoppel certificate, fully and completely performed and complied with each of the terms and conditions of this Lease, without exception or except as only set forth in such estoppel certificate. Any such estoppel certificate may be conclusively relied upon by any prospective purchaser or encumbrancer of the Building or Property, and the failure of Tenant to so deliver such estoppel certificate in such period of time shall mean that the Tenant represents that the Lease is in full force and effect, without modification, that rent has not been prepaid under the Lease except as expressly required in the Lease and that Landlord has, as of the date on which Tenant failed to deliver such estoppel certificate, fully and completely performed and complied with each of these terms and conditions, without exception.

Section 14.20.   Rights Reserved by Landlord. Notwithstanding any other provision of this Lease, Landlord shall at all times have the right to (a) grant to any tenant an exclusive use to conduct a particular type of business in the Building, (b) change the name or address of the Building, (c) install and maintain signs on the exterior or interior of the Building, (d) retain pass keys to all locks within or into the Premises, and (e) make any alterations, additions or improvements to the Building or Property as Landlord may deem in its sole discretion necessary for the safety, protection, preservation, or improvement of the Building or Property, and to change the arrangement and/or location of entrances, passageways, doors, corridors, elevators, stairs, toilets and public parts of the Building and Property.

Section 14.21.    Financial Information. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease. At any time during the Lease term, Tenant shall provide Landlord, upon 10 days prior written notice from Landlord, with a current financial statement and financial statements of the 2 years prior to the current financial statement year, which statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be adjusted by an independent certified public accountant.

Section 14.22.  Tenant Keys. Notwithstanding any other provision of this Lease, Tenant agrees that unless it receives prior, written permission from the Landlord, it will not change or alter any door lock in or out of the Premises, and if it does so. then it agrees in advance to pay to Landlord the greater of $500.00 or the entire Security Deposit.

Section 14.23.    Broker/Owner. Tenant acknowledges its understanding that David Dorsch and Mike Kemmet. who are listing brokers representing the Landlord’s interests for this Building, are also equity partners in the Building ownership and are owners of the Building.

Section 14.24.    Monument Sign. Under a separate agreement and subject to availability, Tenant may place its name and logo on 1 panel of the Buildings’ exterior monument sign, subject to reasonable approval of the content by Landlord, at a cost, payable as Additional Rent, of $100.00 per month.

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed under seal the date and year first above written.

LANDLORD:

By:	/s/ David A. Dorsch	(SEAL)
DAVID A. DORSCH, member

TENANT:

By:	/s/ J. Hilburn Davis IV	(SEAL)

J. Hilburn Davis IV
Print Name and Title

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4108 Park Road
Charlotte, NC

CUSHMAN & WAKEFIELD

EXHIBIT A

Third Floor

PREMISES
321
322
305
310
300
301
318
325
STAIR
STAIR
MECH/ELEC
Ladies
Men
Elevator

300	National Children's Oral Health Foundation 1,779 RSF (Can be divided to 944 SF on left and 835 SF on right)
301	BestBassGear.com 685 RSF
305	RHA 1,268 RSF
310	John Rowe 427 RSF
318	Hemenway Attorney at Law 987 RSF
322	Matrix 404 RSF
325	National Children's Oral Health Foundation 549 RSF
321	PREMISES 777 RSF

For more information, contact:

David Dorsch, CCIM, SIOR
+1 704 335 4441
David.Dorsch@cushwake.com

550 S. Tryon St., Suite 3400
Charlotte, NC 28202
cushmanwakefield.com

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EXHIBIT B

BUILDING RULES AND REGULATIONS

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building.

2.	Corridor doors, when not in use, shall be kept closed.

3.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein.

4.	No guns or firearms shall be allowed in any portion of the Building or Premises.

5.	Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at each tenant’s cost. Tenants shall not have any duplicate keys made except by Landlord.

6.	Electric current shall not be used for cooking (except for normal and customary microwave and stove approved in advance by Landlord which comply with applicable law and conform to customary fire insurance underwriting guidelines), or heating or any other purpose not specifically provided for in the Lease without Landlord’s prior written permission.

7.	Tenants shall refer all contractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord for Landlord’s supervision, approval and control before the performance of any such work. This provision shall apply to all work performed in the Building including, but not limited to, installations of telephones, medical type equipment, telecommunications equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, and any other physical portion of the Building.

8.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any heavy equipment, bulky material or merchandise shall be performed only in such manner, during such hours and using such elevators and passageways as the Landlord may designate and approve in advance and, if reasonable, necessary or appropriate in view of all the circumstances, and then only upon having been scheduled in advance with the Landlord or Landlord’s manager.

9.	The location, weight and supporting devices for any medical type equipment, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or relocation.

10.	No portion of any tenant’s leased area shall be used for cooking (except for normal and customary microwave and stove approved in advance by Landlord which comply with applicable law and conform to customary fire insurance underwriting guidelines), sleeping or lodging quarters, no birds, animals or pets of any type, with the exception of guide dogs accompanying visually handicapped persons, shall be brought into or kept in, on or about any tenant’s leased area or the Building. Tenant shall not bring bicycles or other vehicles within the Premises or Building; engage in or permit games of chance or any form of gambling or immoral conduct in or about the Premises or Building; mark or defile any part of the Building or Property; fasten any article, drill holes, drive nails or screws into walls, floors, doors or partitions, or otherwise mar or deface any of them by paint, paper or otherwise except as specifically allowed in the Lease; or tamper or interfere in any way with windows, doors, locks, air conditioning controls, heating, lighting, electric or plumbing fixtures. All moving in or out of leased premises must be done after business hours, as defined in the Lease. Landlord is not responsible for damage to furniture caused by janitor or any other cleaning personnel, nor for any loss of property from the Premises however occurring. The attaching of wires to the outside of the Building is absolutely prohibited, and no wires shall be run or installed in any part of the Building without the Landlord’s permission and at Landlord’s direction.

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11.	No smoking of tobacco or similar products shall be allowed in any portion of the Building or Premises. Smoking shall be allowed only in designated areas outside of the Building.

12.	Tenants shall not make or permit any loud or annoying noises in or about the Building or otherwise interfere in any way with other tenants or persons having business with them.

13.	Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways, nor shall tenants place any trash receptacles in these areas.

14.	Tenants shall not employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord.

15.	No tenant shall allow concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers or other similar products, within the Premises or Building without the prior consent of Landlord which Landlord may withhold in its sole discretion.

16.	Landlord is not responsible for any loss of money, jewelry or other personal property from leased premises or Common Areas or for any damage to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.

17.	Tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance.

18.	Tenants, their employees, patients, guests and invitees may be called upon to show suitable identification and sign a Building register when entering or leaving the Building at times other than normal Building business hours, and all tenants shall cooperate fully with Building personnel in complying with such requirements.

19.	Tenants shall not solicit from or circulate advertising material among other tenants of the Building, or allow its employees, agents or invitees to do so, except through the regular use of the U.S. Postal Service. Tenants shall notify the Building Manager or the Building personnel promptly if it comes to their attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.

20.	Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event of fire or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public. Solicitation or similar conduct shall not be allowed in the Building or Property without Landlord’s prior approval, which approval Landlord may withhold in its sole discretion. Landlord shall have no liability for denying access to the Building or Property by any person or persons engaging in such conduct.

21.	Landlord reserves the right to rescind or modify any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

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22.	Parking: The following rules and regulations apply to the use of the Parking Areas (the Parking Areas”):

(a)	Tenants may park their motor vehicles only in those portions of the Parking Areas designated by Landlord from time to time as unreserved tenant parking areas (the “Unreserved Parking Areas”) and may not park in any other parking spaces except as specifically provided herein.

(b)	Only visitors of tenants or others entitled to the use of the Parking Areas may park their motor vehicles in those portions of the Parking Areas designated by Landlord from time to time as visitor parking areas (the “Visitor Parking Areas”).

(c)	Only persons entitled to use the Parking Areas who are physically handicapped may park their motor vehicles in those portions of the Parking Areas designated by Landlord from time to time as handicapped parking areas (the “Handicapped Parking Areas”).

(d)	Parking in Unreserved Parking Areas, Visitor Parking Areas and Handicapped Parking Areas shall be on a nonexclusive, “as-available” basis.

(e)	No representation or warranty is made by Landlord as to the number or location of parking spaces comprising the Parking Areas, or any portion thereof.

(f)	Motor vehicles may only be parked in striped parking spaces located within the Parking Areas and no motor vehicles may be parked in any other location within the Property.

(g)	Parking Areas shall not be used for any purpose other than the parking of permitted motor vehicles thereon and no commercial activity shall be conducted from the Parking Areas.

(i)	No repairs (other than emergency repairs) or washing of motor vehicles are permitted in the Parking Areas.

(j)	All persons using the Parking Areas assume full responsibility for, and Landlord shall have no liability for, (a) loss, damage, injury or death caused to the person or property of anyone using the Parking Areas; and (b) protecting their motor vehicles against theft, vandalism and damage.

(k)	A violation of these Rules shall entitle Landlord to revoke the parking privileges of the offending party, in addition to other rights and remedies available to Landlord.

(l)	The term “tenant” when used herein shall be deemed to also include such tenant’s agents and employees.

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